Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Spinnaker ETF Series and to the use of our report dated August 25, 2021 on the financial statements and financial highlights of UVA Unconstrained Medium-Term Fixed Income ETF, a series of shares of beneficial interest in Spinnaker ETF Series. Such financial statements and financial highlights appear in the June 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 25, 2021